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                                                                     EXHIBIT 3.2

                                   HPSC, INC.

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

HPSC, Inc., a Delaware corporation organized on January 20, 1975 under the name "Healthco Professional Leasing, Inc.", does hereby certify as follows:

 1. The Certificate of Incorporation of HPSC, Inc., as most recently amended and restated on April 25, 1983, has been further amended to add thereto the following Article 9:

         "No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except to the extent required by law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law,
         (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 9 shall not increase the personal liability or alleged liability of any director for any act or omission occurring prior to such repeal or modification, or otherwise adversely affect any right or protection of a director existing at the time of such repeal or modification. The provisions of this Article 9 shall not affect rights of indemnification under the corporation's by-laws or otherwise."

         2. Such amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
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         IN WITNESS WHEREOF, said HPSC, Inc. has caused this Certificate to be signed and its corporate seal to be affixed hereto this 7th day of September, 1987.

                                                         HPSC, Inc.

                                                 By /s/ Marvin Myer Cyker
                                                    ---------------------
                                                    Marvin Myer Cyker
                                                    Chairman of the Board
CORPORATE SEAL

Attest:/s/ Irving J. Helman
- ---------------------------
Irving J. Helman
Secretary

Commonwealth of Massachusetts)

County of Suffolk,           )  SS

         Be it remembered that on September 7, 1987, before me, a Notary Public duly authorized by law to take acknowledgment of deeds, personally came Marvin Myer Cyker, Chairman of the Board of HPSC, Inc., who duly signed the foregoing instrument before me and acknowledged that such instrument is his act and deed and the act and deed of said corporation, and that the facts stated therein are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal of office on the day and year aforesaid.

                                                 /s/ J. Barry Hawthorne
                                                 ----------------------
                                                 Notary Public

                                                 My commission expires:  5/28/93

NOTARIAL SEAL

0211029.01